QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.48

ARTICLES OF INCORPORATION

OF

BAYSIDE STREET, INC.

* * * *

12/22/93 11:23

        WE, THE UNDERSIGNED, Claudia L. Saari, whose post-office address is 30600 Telegraph Road, Ste. 3275, Bingham Farms, Michigan 48025, and Michael R. Dalida, whose post-office address is 30600 Telegraph Road, Ste. 3275, Bingham Farms, Michigan 48025, each being at least eighteen years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves as incorporators with the intention of forming a corporation.

        FIRST: The name of the corporation is

BAYSIDE STREET, INC.

        SECOND: The purposes for which the corporation is formed are:

          To engage in any or all lawful business for which corporations may be organized under the Maryland General Corporation Law.

        THIRD: The post-office address of the principal office of the corporation in this state is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post-office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

        FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ten (10) shares, all of one class, of the par value of One Dollar ($1.00) each and of the aggregate par value of Ten Dollars ($10.00).

        FIFTH: The number of directors of the corporation shall be three (3) which may be changed in accordance with the by-laws of the corporation. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

Essel W. Bailey
Joseph L. Rzepka
Laurie W. Fulkerson

        SIXTH: The duration of the corporation shall be perpetual.

        IN WITNESS WHEREOF, the undersigned incorporators of BAYSIDE STREET, INC. who executed the foregoing Articles of Incorporation hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge the matters and facts set forth therein are true in all material respects under the penalties of perjury.

        Dated the 20th Day of December, 1993.

/s/ CLAUDIA L. SAARI Claudia L. Saari (Incorporator)
/s/ MICHAEL R. DALIDA Michael R. Dalida (Incorporator)

QuickLinks

ARTICLES OF INCORPORATION OF BAYSIDE STREET, INC.